Exhibit 99.1

Simula Contact:
Bradley P. Forst
Chief Executive Officer
602.631.4005

Simula Discloses Merger
Consideration To Shareholders

PHOENIX, Arizona – December 4, 2003, Simula, Inc. (AMEX: SMU) today disclosed the merger consideration payable to shareholders in connection with the pending merger with Armor Holdings, Inc. (NYSE: AH). Armor Holdings will acquire Simula for $110.5 million, subject to adjustment pursuant to the terms of the merger agreement. After payment of outstanding indebtedness and expenses, Simula said that the merger consideration payable to shareholders at closing pursuant to the merger agreement will be $43.5 million or $3.21 per share. The merger consideration will be paid in cash. Comprehensive information on the merger and merger consideration is set out in Simula’s proxy statement dated November 10, 2003, filed with the Securities and Exchange Commission, and available on Simula’s website at www.simula.com.

Simula will hold a special meeting of its shareholders to vote upon a proposal to approve and adopt the merger agreement and approve the merger on December 5, 2003.

“Simula’s Board is pleased to recommend to our shareholders the approval of the merger,” said Brad Forst. “In the last 3 1/2 years we have focused the Company, almost tripled shareholder value, and now have secured the Company’s future through this merger with Armor Holdings. We think this is an excellent result for Simula and our shareholders, customers, employees and community,” he said.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that involve risks and uncertainties that may cause Simula’s actual experience to differ materially from that which is anticipated. These forward-looking statements include statements about Simula’s prospective merger and the merger consideration per share to be paid to Simula’s shareholders. Actual results may differ materially from those projected. Risks include those described herein, in Simula’s press releases, in Simula’s periodic reports, and definitive proxy statement filed with the Securities and Exchange Commission.

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